Exhibit 99.1
ENACT REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
_______________________________________
Fourth quarter GAAP Net Income of $157 million, or $0.98 per diluted share
Full year GAAP Net Income of $666 million, or $4.11 per diluted share
Fourth quarter Adjusted Operating Income of $158 million, or $0.98 per diluted share
Full year Adjusted Operating Income of $676 million, or $4.18 per diluted share
Fourth quarter Return on Equity of 13.8% and Adjusted Operating Return on Equity of 13.9%
Full year Return on Equity of 15.2% and Adjusted Operating Return on Equity of 15.5%
Record Primary insurance in-force of $263 billion, a 6% increase from fourth quarter 2022
PMIERs Sufficiency of 161% or $1,887 million
Returned over $300 million of capital to shareholders in 2023
Book Value Per Share of $29.07 and Book Value Per Share excluding AOCI of $30.52

Raleigh, NC, February 6, 2024 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the fourth quarter of 2023.

“Our fourth quarter performance completed a very strong year for Enact,” said Rohit Gupta, President and CEO of Enact. “We ended 2023 with record insurance in-force as we continued to grow our core business, extend our platform, strengthen our balance sheet, and drive expense discipline. Further, we delivered on our commitment to return $300 million to shareholders in 2023. Looking ahead, we enter 2024 well positioned to continue to deliver responsible insurance in-force growth, invest in our platform, support our policyholders, and continue generating value for our shareholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	4Q23	3Q23	4Q22	2023	2022
Net Income (loss)	$157	$164	$144	$666	$704
Diluted Net Income (loss) per share	$0.98	$1.02	$0.88	$4.11	$4.31
Adjusted Operating Income (loss)	$158	$164	$147	$676	$708
Adj. Diluted Operating Income (loss) per share	$0.98	$1.02	$0.90	$4.18	$4.34
NIW ($B)	$10	$14	$15	$53	$66
Primary IIF ($B)	$263	$262	$248
Primary Persistency Rate	86%	84%	86%	85%	80%
Net Premiums Earned	$240	$243	$233	$957	$939
Losses Incurred	$24	$18	$18	$27	$(94)
Loss Ratio	10%	7%	8%	3%	(10)%
Operating Expenses	$59	$55	$63	$223	$239
Expense Ratio	25%	23%	27%	23%	25%
Net Investment Income	$56	$55	$45	$207	$155
Net Investment gains (losses)	$(1)	$0	$(1)	$(14)	$(2)
Return on Equity	13.8%	14.9%	14.0%	15.2%	17.2%
Adjusted Operating Return on Equity	13.9%	14.9%	14.4%	15.5%	17.3%
PMIERs Sufficiency ($)	$1,887	$2,017	$2,050
PMIERs Sufficiency (%)	161%	162%	165%

Fourth Quarter 2023 Financial and Operating Highlights
•Net income was $157 million, or $0.98 per diluted share, compared with $164 million, or $1.02 per diluted share, for the third quarter of 2023 and $144 million, or $0.88 per diluted share, for the fourth quarter of 2022. Adjusted operating income was $158 million, or $0.98 per diluted share, compared with $164 million, or $1.02 per diluted share, for the third quarter of 2023 and $147 million, or $0.90 per diluted share, for the fourth quarter of 2022.
•New insurance written (NIW) was $10 billion, down 27% from $14 billion in the third quarter of 2023 and down 31% from the prior year primarily driven by a smaller estimated private mortgage insurance market. NIW for the current quarter was comprised of 98% monthly premium policies and 97% purchase originations.
•Primary insurance in-force was a record $263 billion, up from $262 billion in the third quarter of 2023 and up 6% from $248 billion in the fourth quarter of 2022.
•Persistency was 86%, up from 84% in the third quarter of 2023 and flat as compared to the fourth quarter of 2022. Persistency has remained elevated, driven by high mortgage rates. Approximately 4% of the mortgages in our portfolio had rates at least 50 basis points above the prevailing market rate.
•Net premiums earned were $240 million, down 1% from $243 million in the third quarter of 2023 and up 3% from $233 million in the fourth quarter of 2022. Net premiums decreased sequentially primarily as a result of an increase in ceded premiums. The year-over-year increase was driven by insurance in-force growth, partially offset by higher ceded premiums and the lapse of older, higher priced policies. Losses incurred for the fourth quarter of 2023 were $24 million and the loss ratio was 10%, compared to $18 million and 7%, respectively, in the third quarter of 2023 and $18 million and 8%, respectively, in the fourth quarter of 2022. The sequential and year over year increases in losses and loss ratio were driven by higher current period delinquencies, primarily driven by sequential seasonal trends and the normal loss development of new, large books. Additionally, favorable cure performance from 2022 and earlier delinquencies remained above our expectations, which resulted in a $53 million reserve release in the quarter as compared to reserve releases of $55 million and $42 million in the third quarter of 2023 and fourth quarter of 2022, respectively.
•The delinquency rate at quarter end was 2.10%, compared to 1.97% as of September 30, 2023, and 2.08% as of December 31, 2022.
•Operating expenses in the current quarter were $59 million and the expense ratio was 25%, compared to $55 million and 23%, respectively, in the third quarter of 2023 and $63 million and 27%, respectively in the fourth quarter of 2022. The sequential increase was driven by timing of premium tax expense recognition and incentive-based compensation while the year-over-year decrease was driven in part by the impact of our cost reduction initiatives, including the impact from our previously announced renegotiated shared services agreement with Genworth and our voluntary separation program executed in the fourth quarter of 2022.
•Net investment income was $56 million, up from $55 million in the third quarter of 2023 and $45 million in the fourth quarter of 2022, driven by rising interest rates year-over-year and higher average invested assets sequentially and year-over-year.
•Net investment loss was up approximately $1 million from the third quarter of 2023 and flat versus the same period in the prior year.
•Annualized return on equity for the fourth quarter of 2023 was 13.8% and annualized adjusted operating return on equity was 13.9%. This compares to third quarter 2023 results of 14.9% and 14.9%, respectively, and to fourth quarter 2022 results of 14.0% and 14.4%, respectively.

Capital and Liquidity
•We returned over $300 million to shareholders in 2023 inclusive of quarterly dividends, the fourth quarter special cash dividend of $113 million and share repurchases in 2023.
•During the quarter, EMICO contributed $250 million to Enact Re, which will support an increase to the previously announced affiliate quota share, as well as new insurance written and new business opportunities primarily consisting of GSE credit risk transfer.

•Enact Re continues to write high-quality and attractive GSE risk share business, and we have participated in all 7 of the GSE deals that have come to market since its launch.
•We secured $248 million of fully collateralized excess of loss reinsurance coverage through the issuance of an insurance-linked note (“ILN”) transaction with Triangle Re 2023-1 Ltd. (“Triangle Re 2023-1”). This ILN transaction provides coverage on a portfolio of existing seasoned mortgage insurance policies written from July 1, 2022 through June 30, 2023.
•During the fourth quarter of 2023, we increased our ceding percentage of our previously announced quota share on the 2023 book year by three percentage points with a new highly rated reinsurance partner, we now cede approximately 16% of a portion of NIW written from January 1, 2023, through December 31, 2023.
•EMICO completed a distribution of approximately $185 million that will primarily be used to support our ability to return capital and bolster financial flexibility.
•PMIERs sufficiency was 161% and $1,887 million above the PMIERs requirements, compared to 162% and $2,017 million above the PMIERs requirements in the third quarter of 2023.
•Enact Holdings, Inc. held $152 million of cash and $304 million of invested assets as of December 31, 2023. Combined cash and invested assets increased $43 million from the prior quarter, primarily due to EMICO’s distribution to EHI that will be used to support our ability to return capital to shareholders and bolster financial flexibility partially offset by common and special dividends in the fourth quarter.

Recent Events
•Share repurchases totaled $18 million in the quarter and $88 million in 2023. Additionally, we made $4 million in repurchases in January under our share repurchase program, $82 million remains on the previously announced $100 million program.
•In January, Enact Re executed its first international reinsurance deal with a leading mortgage insurance provider in Australia.
•In January, we announced a quota share reinsurance transaction with a panel of reinsurers that will cede approximately 21% of expected new insurance written for the 2024 book year which provides approximately $2.7 billion of ceded RIF. Enact will receive a ceding commission equal to 20% of ceded premiums, as well as a profit commission of up to 55% of ceded premiums, reduced by any losses ceded under the agreement.
•In January, S&P Global Ratings (“S&P”) upgraded the Insurer Financial Strength rating for EMICO to A- from BBB+. S&P also upgraded the Issuer Credit Rating for EHI to BBB- from BB+. The outlook for both ratings is stable.
•In February, we executed an excess of loss reinsurance transaction with a panel of highly rated reinsurers, which provides up to $255 million of reinsurance coverage on a portion of current and expected new insurance written for the 2024 book year, effective January 1, 2024.
•In February, we increased our previously announced Enact Re affiliate quota share from 7.5% to 12.5% of a portion of our in-force business from EMICO.

Conference Call and Financial Supplement Information
This press release, the fourth quarter 2023 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss fourth quarter financial results in a conference call tomorrow, Wednesday, February 7, 2024, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast also will be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months and twelve months ending December 31, 2023 and 2022, as well as for the three months ended September 30, 2023.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	4Q23	3Q23	4Q22	2023	2022
REVENUES:
Premiums	$240,101	$243,346	$232,737	$957,075	$939,462
Net investment income	56,161	54,952	44,896	207,369	155,311
Net investment gains (losses)	(876)	(23)	(1,274)	(14,022)	(2,036)
Other income	804	760	483	3,264	2,309
Total revenues	296,190	299,035	276,842	1,153,686	1,095,046

LOSSES AND EXPENSES:
Losses incurred	24,372	17,847	18,097	27,165	(94,221)
Acquisition and operating expenses, net of deferrals	56,560	52,339	59,955	212,491	226,941
Amortization of deferred acquisition costs and intangibles	2,566	2,803	2,747	10,654	12,405
Interest expense	12,948	12,941	13,258	51,867	51,699
Total losses and expenses	96,446	85,930	94,057	302,177	196,824

INCOME BEFORE INCOME TAXES	199,744	213,105	182,785	851,509	898,222
Provision for income taxes (1)	42,436	48,910	38,979	185,998	194,065
NET INCOME	$157,308	$164,195	$143,806	$665,511	$704,157

Net investment (gains) losses	876	23	1,274	14,022	2,036
Costs associated with reorganization	408	3	3,291	(131)	3,461
Taxes on adjustments	(270)	(5)	(959)	(2,917)	(1,155)
Adjusted Operating Income	$158,322	$164,216	$147,412	$676,485	$708,499

Loss ratio (2)	10%	7%	8%	3%	(10)%
Expense ratio (3)	25%	23%	27%	23%	25%
Earnings Per Share Data:
Net Income per share
Basic	$0.99	$1.03	$0.88	$4.14	$4.32
Diluted	$0.98	$1.02	$0.88	$4.11	$4.31
Adj operating income per share
Basic	$0.99	$1.03	$0.91	$4.21	$4.35
Diluted	$0.98	$1.02	$0.90	$4.18	$4.34
Weighted-average common shares outstanding
Basic	159,655	160,066	162,824	160,870	162,838
Diluted	160,895	161,146	163,520	161,847	163,294

(1) Provision for income taxes for the three-month period ended September 30, 2023, included adjustments of $2.6 million related to a valuation allowance on deferred tax assets associated with realized losses on sales of investment securities during 2023. The $2.6 million valuation allowance was reversed in the three-month period ending December 31, 2023.

(2) The ratio of losses incurred to net earned premiums.
(3) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the three-month periods ended December 31, 2023 and September 30, 2023, and increased the expense ratio by one percentage point in for the three-month period ended December 31, 2022. Expenses associated with strategic transaction preparations and restructuring costs did not impact the expense ratio for the years ended December 31, 2023 and 2022.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	4Q23	3Q23	4Q22
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,266,141	$4,990,692	$4,884,760
Short term investments	20,219	18,173	3,047
Total investments	5,286,360	5,008,865	4,887,807
Cash and cash equivalents	615,683	677,990	513,775
Accrued investment income	41,559	42,051	35,844
Deferred acquisition costs	25,006	25,572	26,121
Premiums receivable	45,070	44,310	41,738
Other assets	88,306	82,196	76,391
Deferred tax asset	88,489	119,704	127,473
Total assets	$6,190,473	$6,000,688	$5,709,149

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$518,191	$501,093	$519,008
Unearned premiums	149,330	161,580	202,717
Other liabilities	145,189	136,057	143,686
Long-term borrowings	745,416	744,752	742,830
Total liabilities	1,558,126	1,543,482	1,608,241
Equity:
Common stock	1,593	1,600	1,628
Additional paid-in capital	2,310,891	2,322,622	2,382,068
Accumulated other comprehensive income	(230,400)	(400,349)	(382,744)
Retained earnings	2,550,263	2,533,333	2,099,956
Total equity	4,632,347	4,457,206	4,100,908
Total liabilities and equity	$6,190,473	$6,000,688	$5,709,149

Book value per share	$29.07	$27.86	$25.19
Book value per share excluding AOCI	$30.52	$30.36	$27.54

U.S. GAAP ROE (1)	13.8%	14.9%	14.0%
Net investment (gains) losses	0.1%	0.0%	0.1%
Costs associated with reorganization	0.0%	0.0%	0.3%
Taxes on adjustments	0.0%	0.0%	(0.1)%
Adjusted Operating ROE(2)	13.9%	14.9%	14.4%

Debt to Capital Ratio	14%	14%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity